Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Announces Completion of its Tender Offers

New York, NY – July 8, 2009 – The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced the completion of its tender offers for (i) any and all of its 5.40% Notes due 2009 (CUSIP No. 460690AU4) (the “2009 Notes”), and (ii) up to $500 million in aggregate principal amount of its 7.25% Notes due 2011 (CUSIP No. 460690AR1) (the “2011 Notes”) and Floating Rate Notes due 2010 (CUSIP No. 460690BC3) (the “2010 Notes”) in a waterfall tender offer. The tender offers expired at midnight, New York City time, on July 6, 2009 (the “Expiration Date”).

On July 7, 2009, Interpublic made a payment in cash for all 2009 Notes and 2011 Notes tendered after 5 p.m. New York City time, on June 19, 2009 (the “Early Tender Date”) and prior to the Expiration Date, as well as all 2010 Notes accepted for purchase in the waterfall tender offer.

Between the Early Tender Date and the Expiration Date, Interpublic received tenders in respect of $25,000 aggregate principal amount of 2009 Notes and $45,000 aggregate principal amount of 2011 Notes, all of which have been accepted for purchase by Interpublic. The holders of the accepted 2009 Notes were entitled to receive consideration of $980 per $1,000 of principal amount tendered and the holders of the accepted 2011 Notes were entitled to receive consideration of $1,010 per $1,000 of principal amount tendered.

As previously announced, Interpublic has purchased for cash $213.9 million aggregate principal amount of the 2009 Notes and $463.7 million aggregate

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

principal amount of the 2011 Notes, which were tendered on or before the Early Tender Date. In total, Interpublic received tenders of 85.6% of the outstanding 2009 Notes and 92.8% of the outstanding 2011 Notes.

Interpublic has also accepted for purchase $36.3 million aggregate principal amount of 2010 Notes. As per the terms of the waterfall tender offer, the amount of 2010 Notes to be purchased were prorated based on the aggregate principal amount of 2010 Notes tendered.

The holders of the accepted 2010 Notes were entitled to receive total consideration of $1,000 per $1,000 of principal amount accepted for purchase, which includes an early tender premium.

The cash payment due upon final settlement of the accepted 2009 Notes, 2011 Notes and 2010 Notes, including accrued and unpaid interest, was $36.5 million.

Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. served as the dealer managers for the tender offers; Global Bondholder Services served as the information agent and the depositary.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

# # #

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax